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BW0230  FEB 07, 2001       6:46 PACIFIC      09:46 EASTERN

(BW) (GLOBAL-TECH-APPLIANCES) (GAI) Global-Tech Appliances Expects No Material Impact From Sunbeam's Reorganization

Business Editors, High-Tech Writers

HONG KONG--(BUSINESS WIRE)--Feb. 7, 2001--Global-Tech Appliances Inc. (NYSE:GAI) announced today that it expects no material impact to its ongoing business as a result of Sunbeam Corporation's announced reorganization. Additionally, the Company believes that it has an immaterial accounts receivable exposure due to its "documents against payment" terms with Sunbeam.

While Sunbeam at one time was a major customer of the Company, net sales to Sunbeam, as a percentage of total sales, have declined considerably in the last two years and are expected to be less than six percent in the current fiscal year, primarily due to the Company's customer diversification and sales growth in other product categories.

Global-Tech is an original designer, manufacturer, and marketer of a wide range of small household appliances in six primary product categories: kitchen appliances; personal, beauty and health care products; garment care products; travel products and accessories; floor care products; and environmental care products. The Company's products are marketed by its customers under brand names such as Black & Decker(R), DeLonghi(R), Hamilton Beach(R), Krups(R), Morphy Richards(R), Moulinex(R), Mr. Coffee(R), Proctor-Silex(R), Remington(R), Sunbeam(R), Vidal Sassoon(R), and West Bend(R).

Except for historical information, certain statements contained herein are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions are intended to identify such forward looking statements. These forward looking statements are subject to risks and uncertainties, including but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability and cost of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its most recent Report on Form 20-F.


       CONTACT:         Brian Yuen
                        212/683-3320
                        http://www.businesswire.com/cnn/gai.shtml

    KEYWORD:  NEW YORK HONG KONG INTERNATIONAL ASIA PACIFIC
    INDUSTRY KEYWORD:  MANUFACTURING COMPUTERS/ELECTRONICS
                       CONSUMER/HOUSEHOLD RETAIL